Exhibit 99.1

FOSTER WHEELER ANNOUNCES THIRD-QUARTER FINANCIAL RESULTS
Includes $175 Million Charge Resulting from Accounting Treatment for Exchange Offer

HAMILTON, BERMUDA, November 3, 2004—Foster Wheeler Ltd. (OTCBB: FWLRF) today reported a net loss of $215 million for the third quarter of 2004, or a loss of $5.16 per diluted share, on revenues of $732 million, along with a year-to-date net loss of $190 million on revenues of $2.1 billion.  The quarter’s results were dominated by a pre-tax charge of $175 million, of which $164 million was non-cash, resulting from the Company’s recent successful equity-for-debt exchange.  The charge was taken consistent with SFAS 84, “Induced Conversions of Convertible Debt.”  Even after this charge, the exchange resulted in an improvement of $448 million in the Company’s consolidated net worth.

In addition to the charge resulting from the exchange, the quarter’s results also included a $23 million charge related to the re-evaluation of contract cost estimates for three lump-sum turnkey projects in the Global Power Group’s European operations.  The Company incurred cost over-runs and delays on these projects.  All three projects were bid, or approved for bidding, prior to the formation and implementation of the Company’s Project Risk Management Group in early 2002, and each involved contracting practices that the Company would not permit today.  Two of the projects are now approaching client acceptance, and the third is scheduled for client acceptance in the first quarter of 2005.   Following client acceptance, each of the projects will enter a warranty phase.

“As I have previously stated, we are very pleased with the successful closing of our equity-for-debt exchange this quarter,” said Raymond J. Milchovich, chairman, president and chief executive officer.  “With the exception of three European power projects, our operating units’ performance in the quarter met our expectations, and, subject to the same exception, we are very pleased with their year-to-date performance.  The three European power projects involved work outside of the proven competencies of the European power business unit, and our current control processes would not allow that business unit to undertake such work on its own today.  We are very unhappy with the performance on those projects.”

Consolidated EBITDA

Consolidated earnings before income taxes, interest expense, depreciation and amortization (EBITDA) for the quarter was negative $172 million and for the nine months ended September 24, 2004 was negative $46 million.  The foregoing results included the previously described charges of $175 million related to the Company’s recently completed exchange offer and $23 million related to three European power projects this quarter, as well as charges totaling $62 million related to those three projects for the nine months ended September 24, 2004.  Excluding the foregoing charges, EBITDA for the quarter would have been a positive $26 million and year-to-date would have been a positive $191 million.

Segment EBITDA

The Engineering and Construction (E&C) Group’s EBITDA was $21 million this quarter and its year-to-date 2004 EBITDA was $112 million.  The Group’s EBITDA was driven by strong project execution by the European E&C business units.

The Global Power Group’s EBITDA for the quarter was a negative $2 million and for the nine months ended September 24, 2004 was positive $67 million.  Included in EBITDA for this quarter is the $23 million charge described above related to the three European projects.  That charge more than offset the strong performance of the North American power operations during the quarter.  If the charges for the three European projects were excluded, the Group’s EBITDA for the quarter would have been $21 million and its EBITDA year-to-date would have been $129 million.

Worldwide Cash and Domestic Liquidity

Worldwide, total cash and short-term investments at the end of the quarter were $372 million, compared with $430 million at year-end 2003, and $470 million at the end of the third quarter of 2003.  The quarter-end cash and short-term investments included $312 million held by non-U.S. subsidiaries.  The decrease in cash during the quarter resulted primarily from the need to fund the three European power projects discussed above and costs associated with the completion of the exchange offer.  The Company expects its worldwide total cash and short-term investments to remain substantially in the range of their present levels through 2005.

As of September 24, 2004, the Company’s total consolidated indebtedness was $577 million, reduced by $456 million from year-end 2003 and $511 million from the end of the third quarter of 2003.  The reductions are predominantly due to the closing of the Company’s exchange offer.

“Assuming we replace our existing domestic letter-of-credit facility with a new multi-year facility, we forecast that our capacity to issue letters of credit and our domestic liquidity overall will remain sufficient throughout the remainder of 2004 and all of 2005,” commented Mr. Milchovich.

Consolidated Bookings and Backlog

New orders booked during the third quarter and first nine months of 2004 were $281 million and $1.6 billion, respectively.  The Company’s backlog at the end of the third quarter of 2004 was $1.8 billion, down from $3.0 billion at the end of the third quarter of 2003, and down from $2.3 billion at year-end 2003.

Segment Bookings and Backlog

New bookings for the E&C Group were $147 million for the quarter and $1.2 billion the first nine months of 2004.  The E&C Group’s quarter-end backlog was $1.3 billion, down compared with $2 billion at the end of the third quarter 2003 and even with year-end 2003.  Backlog expressed in terms of contract price or revenues alone does not fully reflect the profit potential of the Group because contract price and revenues include costs incurred by the Group as agent or as principal on a reimbursable basis, i.e., flow-through costs.  Analysis of the Company’s scope, measured as the dollar value of backlog excluding flow-through costs, helps to provide a more complete picture of the Group’s profit potential.  This is because scope is the component of backlog on which the Company charges a markup.  For reimbursable contracts, it reflects the value of the Company’s services plus fees; for lump-sum type contracts, it reflects total selling price.  Expressed in terms of scope, E&C backlog at the end of the third quarter 2004 was $648 million, up almost 53% from $424 million at year-end 2003 and up 23% from $525 million at the end of the third quarter of 2003.

The E&C Group’s backlog at the end of the third quarter 2004 reflects a material change in business mix, compared with third quarter backlog in 2003.  Front-end engineering and project management work currently account for a larger percentage of backlog.  This business mix reflects, in part, the timing of the investment cycles in the business sectors Foster Wheeler serves, particularly in chemicals and petrochemicals, where the Company has been successful in securing a significant share of the new chemicals and petrochemicals investment wave in 2004.  Strategically, the Company also believes that a number of front-end wins in its backlog position it well for additional business as the projects move into the engineering, procurement and construction phase.

New bookings in the third quarter for the Global Power Group were $136 million.  Backlog at quarter-end was $544 million, down 44% from $973 million at the end of the third quarter of 2003.  Backlog expressed in terms of scope was $443 million at quarter end, down 49% from $873 million at the end of the third quarter of 2003.  Changes in traditional backlog and scope are likely to be fairly well correlated for this Group because of the typically small and consistent component of flow-through costs in its business mix.

Calculation of EBITDA

Management uses several financial metrics to measure the performance of the Company’s business segments.  EBITDA is a supplemental, non-generally accepted accounting principle (GAAP) financial measure.  EBITDA is defined as earnings/(loss) before taxes, interest expense, depreciation and amortization.  The Company presents EBITDA because it believes it is an important supplemental measure of operating performance.  A reconciliation of EBITDA, a non-GAAP financial measure, to net earnings/(loss), a GAAP measure, is attached with the Company’s Consolidated Statements.

The Company believes that the line item on its consolidated statement of operations entitled “net earnings / (loss)” is the most directly comparable GAAP measure to EBITDA.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings / (loss) as an indicator of operating performance.

EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs.  As EBITDA excludes certain financial information compared with net earnings/ (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions which are excluded.  EBITDA, adjusted for certain unusual and infrequent items specifically excluded in the terms of the Senior Credit Facility, is also used as a measure for certain covenants under the Senior Credit Facility.

The Company’s non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•              It does not include interest expense.  Because the Company has borrowed substantial amounts of money to finance some of its operations, interest is a necessary and ongoing part of its costs and has assisted it in generating revenue.  Therefore, any measure that excludes interest expense has material limitations;

•              It does not include taxes.  Because the payment of taxes is a necessary and ongoing part of the Company’s operations, any measure that excludes taxes has material limitations;

•              It does not include depreciation.  Because the Company must utilize substantial property, plant and equipment in order to generate revenues in its operations, depreciation is a necessary and ongoing part of its costs.  Therefore any measure that excludes depreciation has material limitations.

#     #     #

Notes to Editor:

1.             Consolidated Statements, including reconciliation of EBITDA, follow.

2.             Foster Wheeler will conduct a conference call with analysts today (November 3) at 11:00 a.m. (EST).  The call will be accessible to the public by telephone or Webcast.  To listen to the call by telephone in the United States, dial 800-322-0079 approximately ten minutes before the call.  International access is available by dialing 973-409-9258.  The conference call will also be available over the Internet at www.fwc.com or through StreetEvents at www.streetevents.com.

A replay of the call will be available on the Company’s Web site as well as by telephone.  To listen to the replay by telephone, dial 877-519-4471 or 973-341-3080 (replay pass code 5331120# required) starting one hour after the conclusion of the call through 8:00 p.m. (EST) on Wednesday, November 17, 2004.  The replay can also be accessed on the Company’s Web site for two weeks following the call.

3.             Foster Wheeler Ltd. is a global Company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services.  Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemicals, chemicals, power, pharmaceuticals, biotechnology and healthcare industries.  The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA.  For more information about Foster Wheeler, visit our Web site at http://www.fwc.com.

4.             Safe Harbor Statement

This news release contains forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries.  Such forward-looking statements by their nature involve a degree of risk and uncertainty.  The Company cautions that a variety of factors, including but not limited to the factors described under the heading “Business—Risk Factors of the Business” in the Company’s most recent annual report on Form 10-K/A and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of our customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, changes in financial markets, compliance with debt covenants, monetization of certain power systems facilities, implementation of our restructuring plan, recoverability of claims against customers and others, changes in estimates used in critical accounting policies.  Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected.  Most of these factors are difficult to predict accurately and are generally beyond our control.  You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

Foster Wheeler Ltd. and Subsidiaries

Consolidated Statement of Earnings - Summary

(In Thousands of Dollars, Except Per Share Amounts)

	Three months ended		Nine months ended
	Sept. 24, 2004	Sept. 26, 2003	Sept. 24, 2004	Sept. 26, 2003
Unfilled orders	$1,807,601	$2,998,691	$1,807,601	$2,998,691
New orders booked	280,584	582,396	1,617,555	1,705,819
Revenues and other income:
Operating revenues	720,554	886,573	2,021,932	2,592,903
Other income	11,843	9,625	82,613	49,969
Total revenues and other income	732,397	896,198	2,104,545	2,642,872
Cost and Expenses:
Cost of operating revenues	673,487	806,494	1,793,628	2,392,838
Selling, general & administrative expenses	54,860	45,978	168,502	145,106
Other deductions	6,680	38,651	32,255	85,569
Loss on equity-for-debt exchange	174,941	174,941
Minority interest	1,941	738	4,912	5,096
Interest expense	21,722	21,364	63,109	57,196
Mandatorily redeemable preferred security distributions of subsidiary trust		4,584		13,443
Interest expense on subordinated deferrable interest debentures	4,752		14,445
Total costs and expenses	938,383	917,809	2,251,792	2,699,248
Loss before income taxes	(205,986)	(21,611)	(147,247)	(56,376)
Provision for income taxes	9,484	5,286	42,686	19,679
Net loss	(215,470)	(26,897)	(189,933)	(76,055)
Other comprehensive income / (loss):
Foreign currency translation adjustment	7,730	(415)	(1,968)	(1,131)
Minimum pension liability adjustment				(13,511)
Net comprehensive loss	$(207,740)	$(27,312)	$(191,901)	$(90,697)
Loss per share :
Basic	$(5.16)	$(0.65)	$(4.60)	$(1.85)
Diluted	$(5.16)	$(0.65)	$(4.60)	$(1.85)
Shares outstanding (in thousands) :
Basic: weighted-average number of shares outstanding	41,745	41,041	41,285	41,040
Diluted: effect of share options and convertible debt	*	*	*	*
Total diluted	41,745	41,041	41,285	41,040

See summary of gains and charges for the three and nine months ended Sept. 2004 and 2003.

*                 The effect of the share options and convertible debt were not included in the calculation of diluted earnings per share as they were antidilutive due to the loss.

Foster Wheeler Ltd. and Subsidiaries

Major Business Groups

( In Thousands of Dollars )

	Three months ended		Nine months ended
	Sept. 24, 2004	Sept. 26, 2003	Sept. 24, 2004	Sept. 26, 2003
Engineering and Construction (1)
Unfilled orders	$1,268,072	$2,030,418	$1,268,072	$2,030,418
New orders booked	147,410	443,385	1,222,835	1,166,542
Revenues	456,761	575,516	1,303,245	1,587,505
EBITDA	21,105	19,927	112,235	46,985
Less: Interest expense	2,617	308	7,822	2,015
Less: Depreciation/amortization	1,996	2,501	6,947	7,697
Earnings before income taxes	16,492	17,118	97,466	37,273
Provision for income taxes	8,890	4,668	31,482	9,848
Net earnings	7,602	12,450	65,984	27,425
Global Power (1)
Unfilled orders	543,623	972,938	543,623	972,938
New orders booked	135,851	135,190	397,354	532,706
Revenues	282,048	321,384	808,177	1,057,099
EBITDA	(1,695)	33,789	67,018	93,955
Less: Interest expense	8,418	5,973	24,872	18,407
Less: Depreciation/amortization	5,102	5,345	15,310	16,408
Earnings/(loss) before income taxes	(15,215)	22,471	26,836	59,140
Provision for income taxes	5,596	8,444	31,544	21,070
Net earnings/(loss)	(20,811)	14,027	(4,708)	38,070
Corporate and Financial Services (1) (3)
Unfilled orders	(4,094)	(4,665)	(4,094)	(4,665)
New orders booked	(2,677)	3,821	(2,634)	6,571
Revenues	(6,412)	(702)	(6,877)	(1,732)
EBITDA	(191,197)	(40,542)	(224,817)	(99,556)
Less: Interest expense (2)	15,439	19,667	44,860	50,217
Less: Depreciation/amortization	627	991	1,872	3,016
Loss before income taxes	(207,263)	(61,200)	(271,549)	(152,789)
Provision for income taxes	(5,002)	(7,826)	(20,340)	(11,239)
Net loss	(202,261)	(53,374)	(251,209)	(141,550)
Consolidated
Unfilled orders	1,807,601	2,998,691	1,807,601	2,998,691
New orders booked	280,584	582,396	1,617,555	1,705,819
Revenues	732,397	896,198	2,104,545	2,642,872
EBITDA	(171,787)	13,174	(45,564)	41,384
Less: Interest expense (2)	26,474	25,948	77,554	70,639
Less: Depreciation/amortization	7,725	8,837	24,129	27,121
Loss before income taxes	(205,986)	(21,611)	(147,247)	(56,376)
Provision for income taxes	9,484	5,286	42,686	19,679
Net loss	$(215,470)	$(26,897)	$(189,933)	$(76,055)

(1)          See summary of gains and charges by group for the three and nine months ended Sept. 2004 and 2003.

(2)          Includes interest expense on subordinated deferrable debentures in 2004 and mandatorily redeemable preferred security distributions of subsidiary trust in 2003.

(3)          Includes intersegment eliminations

Foster Wheeler Ltd.

Summary of gains / (charges)

(In Thousands of Dollars)

	Three months ended Sept. 24, 2004				Nine months ended Sept. 24, 2004
	Engineering	Global	Corporate		Engineering	Global	Corporate
	Construction	Power	Financial	Total	Construction	Power	Financial	Total
Gain on asbestos settlements							$13,400	$13,400
Gain on sale of assets					19,200			19,200
Re-evaluation of contract cost estimates	8,200	(20,500)		(12,300)	51,900	(41,000)		10,900
Restructuring and credit agreement costs			(1,400)	(1,400)			(15,200)	(15,200)
Equity for debt exchange costs			(174,900)	(174,900)			(174,900)	(174,900)
Severance	(700)		(100)	(800)	(1,300)		(100)	(1,400)
Other	(1,700)	400		(1,300)	(1,700)	3,300		1,600
Total	$5,800	$(20,100)	$(176,400)	$(190,700)	$68,100	$(37,700)	$(176,800)	$(146,400)

	Three months ended Sept. 26, 2003				Nine months ended Sept. 26, 2003
	Engineering	Global	Corporate		Engineering	Global	Corporate
	Construction	Power	Financial	Total	Construction	Power	Financial	Total
Gain/(loss) on sale of assets			$(15,100)	$(15,100)	$15,300		$(15,100)	$200
Re-evaluation of contract cost estimates	3,700	(300)		3,400	(32,400)	(2,300)		(34,700)
Recovery of project claims					2,500			2,500
Restructuring and credit agreement costs			(12,800)	(12,800)			(33,300)	(33,300)
Severance	600	(1,200)	(500)	(1,100)	(3,200)	(4,500)	(2,000)	(9,700)
Increased pension and postretirement medical costs	600		(1,900)	(1,300)	2,200		(9,600)	(7,400)
Other			800	800			(4,500)	(4,500)
Total	$4,900	$(1,500)	$(29,500)	$(26,100)	$(15,600)	$(6,800)	$(64,500)	$(86,900)

Foster Wheeler Ltd. and Subsidiaries

Condensed Consolidated Balance Sheet

(In Thousands of Dollars, Unaudited)

	September 24, 2004	December 26, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$286,375	$364,095
Short-term investments	21,246	13,390
Accounts and notes receivable, net	493,567	556,414
Contracts in process and inventories	215,138	173,293
Prepaid, deferred and refundable income taxes	22,483	37,160
Prepaid expenses	28,476	30,024
Total current assets	1,067,285	1,174,376
Land, buildings and equipment	603,477	622,729
Less accumulated depreciation	324,301	313,114
Net book value	279,176	309,615
Restricted cash	64,259	52,685
Notes and accounts receivable – long-term	11,272	6,776
Investment and advances	101,547	98,651
Goodwill, net	51,060	51,121
Other intangible assets, net	68,673	71,568
Prepaid pension cost and related benefit assets	6,695	7,240
Asbestos-related insurance recovery receivable	398,992	495,400
Other assets	156,166	182,151
Deferred income taxes	63,219	56,947
TOTAL ASSETS	$2,268,344	$2,506,530

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Current installments on long-term debt	$23,918	$20,979
Bank loans	121
Accounts payable	234,212	305,286
Accrued expenses	352,276	381,376
Estimated costs to complete long-term contracts	477,899	552,754
Advance payments by customers	119,582	50,248
Income taxes	71,467	62,996
Total current liabilities	1,279,354	1,373,760
Corporate and other debt less current installments	285,124	333,729
Special-purpose project debt less current installments	109,026	119,281
Capital lease obligations	63,789	62,373
Deferred income taxes	8,735	9,092
Pension, postretirement and other employee benefits	287,424	295,133
Asbestos-related liability	436,490	526,200
Other long-term liabilities and minority interest	123,132	124,792
Subordinated Robbins exit funding obligations less current installment	20,827	111,589
Convertible subordinated notes	3,070	210,000
Mandatorily redeemable preferred securities of subsidiary trust holding solely junior subordinated deferrable interest debentures		175,000
Deferred accrued mandatorily redeemable preferred security distributions of subsidiary trust		38,021
Subordinated deferrable interest debentures	71,250
Deferred accrued interest on subordinated deferrable interest debentures	21,361
Commitments and contingencies	—	—
TOTAL LIABILITIES	2,709,582	3,378,970

Shareholders’ Deficit:
Preferred stock	600
Common stock	102,015	40,772
Paid-in capital	763,101	201,841
Accumulated deficit	(1,000,987)	(811,054)
Accumulated other comprehensive loss	(305,967)	(303,999)
TOTAL SHAREHOLDERS’ DEFICIT	(441,238)	(872,440)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$2,268,344	$2,506,530

CONTACT: Foster Wheeler Ltd.

                Media Contact:

                Maureen Bingert, 908-730-4444

                or

                Investor Contact:

                John Doyle, 908-730-4270

                or

                Other Inquiries:

                908-730-4000

SOURCE: Foster Wheeler Ltd.